Exhibit 99


                                  PRESS RELEASE

                              FOR IMMEDIATE RELEASE

CONTACT:          WILLIAM K. BEAUCHESNE, CHIEF FINANCIAL OFFICER

TELEPHONE:        703.633.6120

RELEASE DATE:     MAY 29, 2002

                         VIRGINIA COMMERCE BANCORP, INC.
                       ANNOUNCES TERMS OF RIGHTS OFFERING

         May 29, 2002, Arlington, Virginia. Virginia Commerce Bancorp, Inc. (the "Company"), parent company of Virginia Commerce Bank, announced today that it had set the terms of its offering of shares of common stock to current shareholders on a rights offering basis.

         Under the rights offering, each holder of record of the Company's common stock, $1.00 par value, as of the close of business on June 4, 2002 will be entitled to purchase 0.0858 newly issued shares of common stock for each share of common stock held on the record date, at the offering price of $24.00 per share, subject to rounding to eliminate fractional shares. Any shares not purchased by shareholders under their basic subscription rights will be available for purchase by other shareholders as of the record date under the oversubscription privilege. The maximum aggregate number of shares to be issued under the rights is approximately 291,786, provided, however, that the Company reserves the right to sell up to an additional 41,548 shares at the same offering price in the oversubscription portion of the offering in the event that there is sufficient demand for purchases under the oversubscription privilege.

         Assuming that all shares other than the additional oversubscription shares are sold, the aggregate gross proceeds of the offering will be approximately $7 million. If all of the additional oversubscription shares are sold, the aggregate gross proceeds will be approximately $8 million.

         The offering is expected to commence on or about June 10, 2002. The rights will expire on July 26, 2002, subject to extension by the Board of Directors. The offering will be effected by the Company primarily through the directors and officers of the Company, and will not be underwritten.

         A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state. Shareholders eligible to participate in the offering will be mailed a prospectus meeting the requirements of Section 10 of the Securities Act on or about the commencement date of the offering, or may obtain one by contacting William K. Beauchesne, Chief Financial Officer, Virginia Commerce Bancorp, Inc., Suite 500, 14201 Sullyfield Circle, Chantilly, Virginia 20151

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